EXHIBIT 10.11

**Multiple asterisks throughout this Agreement indicate that the portion of this document so marked has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.**

SUPPLY AGREEMENT

This Supply Agreement (hereinafter the “Agreement”), dated as of January 4, 2006, is made and entered into by and among Coinmach Corporation (hereinafter, “Buyer”), and Alliance Laundry Systems LLC, a Delaware limited liability company (hereinafter, “Seller’).

WITNESSETH

WHEREAS, Buyer is in the business of providing vended and non-vended laundry equipment services for multi-family housing units, owning and operating their own coin laundries, and is also a distributor of coin laundry and on-premise laundry equipment and laundromat stores; and

WHEREAS, Seller is a national manufacturer and distributor of Products (as defined herein); and

WHEREAS, Buyer previously entered into a Supply Agreement with Seller, dated as of January 1, 2003 (the “Existing Supply Agreement”) which Buyer and Seller wish to terminate and replace with this Agreement; and

WHEREAS, Buyer desires to purchase certain of its requirements for Products (as defined below) from Seller, and Seller desires to sell to Buyer such Products, in each case pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Requirements Contract. For the term hereof (as defined in Section 12), so long as Seller is a manufacturer of the Products defined in Section 2 herein and so long as Buyer leases and/or operates premises on which one or more coin-operated or card-operated washing machines and/or dryers are located and/or is an authorized distributor for Seller’s Products in one or more territories, Seller agrees to sell to Buyer, and Buyer and/or its subsidiaries agrees to purchase from Seller, Buyer’s requirements of Products on the terms and conditions contained herein.

2. Definition of Products. For purposes of this Agreement, the parties agree that the following are the defined “Products” referenced in this Agreement;

(a) All coin-operated or card-operated washing machines and front load washers;

(b) All coin-operated or card-operated dryers, stacked dryers, and tumbler dryers; and

(c) All new replacement and new repair parts for any and all of Seller’s coin-operated or card-operated washing machines, dryers, frontload washers, stacked dryers and tumbler dryers owned by, leased to or serviced by Buyer.

3. Prices. Seller shall charge Buyer **OMITTED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST** The prices to be charged Buyer will be **OMITTED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST**

All prices are stated on an FOB shipping point basis, except Seller (a) will prepay freight on orders of 42 or more route style products of Seller’s washers and dryers (21 or more for route style stacked dryers) for shipments within the continental United States and, (b) will prepay freight to a destination point selected by Buyer on the U.S.—Mexican border for shipments into Mexico. For shipments of washer extractors and tumbler dryers, **OMITTED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST** Buyer will use its commercially reasonable efforts to order and request shipments in full truckloads (number of units will vary depending on size and mix of models). Full truckloads are defined as 53’ (fifty three foot) long trailers.

The current prices to be charged Buyer for replacement and repair parts are those set forth in Seller’s published parts price lists, stated as either a net price or a suggested list price; however, if such price is listed as a suggested list price, Buyer shall be charged suggested list price less a **OMITTED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST**

Seller reserves the right to select the carrier and shipping point for Products, as long as current transit times are not materially affected and the costs are reasonable and competitive. Payment terms shall be **OMITTED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST**; provided, however, that Seller retains the right to adjust payment terms in the event that Buyer fails to maintain its timeliness of payment in all material respects and after notice of such non-payment, such non-payment has continued for a period of 30 days.

4. Rights with Respect to Future Prices. **OMITTED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST**

5. Competitive Products. Subject to the terms hereof and in consideration of Seller’s agreement to provide significant discount pricing, Buyer and/or its subsidiaries agrees to purchase at least **OMITTED PURSUANT TO CONFIDENTIAL

TREATMENT REQUEST** of Buyer’s Product requirements from Seller during the term of this Agreement. Notwithstanding the foregoing, if (i) Seller is unable to deliver Products which Buyer has ordered within ten (10) days of the date such Products would be shipped in the ordinary course of Seller’s business, (ii) Products available from Seller pursuant to this Agreement do not substantially conform to the equipment specifications required by Buyer or are not compatible in any respect or are not able to be used or installed in their present condition without modification for their intended purpose (other than customary modifications routinely made by Buyer, such as reinforced meter cases, dryer ducts, gas lines, pigtails, coin slides, card readers etc.), (iii) despite Buyer’s good faith efforts to solicit a customer to purchase Seller’s equipment, such customer requests the installation or use of equipment from an alternate source, or (iv) Seller refuses or is not able to finance equipment purchases for a customer and such customer decides to buy equipment from an alternate source, then, in each such case, Buyer shall have the right to purchase equipment from any other source (and such purchases by Buyer shall be excluded from the **OMITTED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST** requirement to purchase Products under this Agreement). In the event that specific Product models are unavailable, Buyer has the right to request that Seller substitute upgraded models for delivery at no additional cost to Buyer.

Additionally, any failure by Seller to deliver Products within 45 days from the date such Products were ordered by Buyer shall be deemed to be an Event of Default by Seller hereunder.

6. Technical Support. Seller will commit resources to work directly with Buyer on projects mutually beneficial to both parties, including but not limited to audit control, electronic display, card-actuated washers and dryers and stacked frontload washer/dryer combinations. This undertaking is required by Buyer to ensure timely response to competitive new product developments and to allow Buyer to be more competitive by offering more efficient customer friendly laundry equipment services.

7. Forecasting and Logistics. Three business days prior to the beginning of each month, the Buyer shall provide Seller a rolling 90 day forecast of monthly requirements for each of the product categories relating to Buyer’s route business, as defined in Section 2(a), except that the first 30 days of the forecast shall be by model. Quantities provided in the forecast will not be binding on Buyer but shall only serve to evidence a good faith estimate of future requirements.

Buyer and Seller will cooperate with each other and use their respective good faith efforts to optimize order processing and distribution logistics using the following guidelines:

(a) The locations listed below will order in full truckload quantities:

Cranbury, NJ	Glendale, CA
Dallas, TX	Syosset, NY
Houston, TX	Elkridge, MD
Union City, CA

(b) Intermodel shipments (truckloads on trains) will be made to these locations with the associated estimated transit time:

Location	Transit Time
Dallas, TX	3-4 days
Glendale, CA	5-6 days
Houston, TX	3-4 days
Union City, CA	3-4 days

(c) Buyer must order in increments of 6 for topload washers, electric dryers, and gas dryers and in increments of 3 for stacked dryers - gas and stacked dryers - electric.

8. Product Reliability. Buyer and Seller will share with each other service history and product reliability data which is readily available to Buyer concerning the performance of Seller’s products; provided that Seller agrees to treat all such data as confidential information of Buyer and shall not disclose any such data to any third party without Buyer’s prior written approval in accordance with Section 22 hereto.

9. Product Warranty. All Products sold to Buyer shall be sold to Buyer with Seller’s standard manufacturer’s warranty and standard commercial limited parts warranties, in each case at the time of purchase, unless otherwise specified by Seller and mutually agreed to in writing by Buyer in advance of any sales; except that Speed Queen branded route and home style Washers, Dryers and Stack Dryers shipped by Seller to Buyer on or after the date hereof shall be sold to Buyer without warranty, provided, further, however, that Seller shall reimburse Buyer for any cost of material incurred by Buyer which is attributable to Seller’s verified “Epidemic Failure” of component parts, as well as labor allowances and other related costs and expenses to be agreed upon by Seller and Buyer. An “Epidemic Failure” of a component part occurs when there is in excess of a **OMITTED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST** failure rate for the preceding twelve (12) months for that component based on quantities shipped to Buyer. Seller will extend standard warranty on all electronic control boards of Money Master, Net Master and MDC products. Seller will continue to extend standard warranty on all distribution-style products and all route style products sold through distribution.

10. Representations and Warranties. Each of Seller and Buyer represents and warrants to the other as of the date hereof that:

(i) such party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation;

(ii) such party has the power, authority and all other rights necessary and sufficient to enter into and be bound by the terms and conditions of this Agreement and to perform its obligations hereunder; and

(iii) such party has taken all necessary action on its part to authorize the execution and delivery of this Agreement, and this Agreement has been duly executed and delivered on behalf of such party and constitutes a legal, valid, binding obligation of such party, enforceable against such party in accordance with its terms.

Seller further represents and warrants to Buyer and covenants as of the date hereof that:

(i) each Product shall be manufactured by Seller and not by any subcontractor or other person or entity, unless in the manufacture of such Products such subcontractor or other person or entity is required to comply with the same quality and standards applicable to other similar products of Seller and that such Products carry warranties of Seller no less favorable than those provided by Seller on other similar products of Seller;

(ii) each Product shall be manufactured, processed, packaged and shipped by Seller in conformity with all applicable laws and regulations and, upon delivery to Buyer in accordance with the terms and conditions of this Agreement, shall be free of defects, liens or encumbrances of any kind, including, but not limited to, claims of third parties;

(iii) all raw materials, supplies actually supplied or obtained by Seller and all equipment utilized in the manufacture of the Products and parts therefor shall comply with all applicable laws and regulations;

(iv) neither the execution and delivery of this Agreement by Seller nor the performance of Seller’s obligations contemplated hereby will: (a) result in any violation of or constitute a breach of or default under any of the terms or provisions of: (i) Seller’s formation documents or (ii) without regard to the giving of notice or the passage of time, any contract or any other obligation to which Seller is a party or to which it is subject or bound; (b) violate any judgment, order, injunction, decree or award of any court, administrative agency, arbitrator or governmental body against, or affecting or binding upon, Seller; or (c) constitute a violation by Seller of any applicable law or regulation; and

(v) there are no pending or, to the best of Seller’s knowledge, threatened, judicial, administrative or arbitral actions, claims, suits or proceedings against Seller relating to the activities contemplated by this Agreement or that otherwise could reasonably be expected to have a material adverse effect on Seller’s performance of its obligations hereunder.

11. Default and Arbitration. Each of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

(a) Default in the payment when due of any amount owed to either party by the other under this Agreement, if such failure continues for a period of thirty (30) days after notice of such default;

(b) Default by Buyer in the obligation to purchase Products from Seller in the manner set forth in Sections 1 and 5, if such failure continues for a period of thirty (30) days after written notice by Seller of such default; and

(c) Default by Seller in any of Seller’s obligations to Buyer under this Agreement, including but not limited to Seller’s failure to timely deliver Product to Buyer pursuant to Section 5 hereof and Seller’s breach of any representation or warranty of Seller contained in Section 10 hereof.

Upon the occurrence and continuation of an Event of Default hereunder, Seller, in the case of an Event of Default under clause (a) or (b) of this Section 11, and Buyer, in the case of an Event of Default under clause (a) or (c) of this Section 11, shall have the non- exclusive right to commence appropriate proceedings in any state court located in New York, New York, or in the federal courts for the Southern District of New York, Buyer and Seller hereby agreeing that it irrevocably submits to the jurisdiction of such courts and waives, to the fullest extent such party may effectively do so, the defense of an inconvenient forum to the maintenance of any such action or proceeding. The foregoing notwithstanding, if there is a dispute arising out of any of the other terms of this Agreement, such dispute shall be immediately submitted to arbitration in New York, New York, by a retired judge provided by the Judicial Arbitration and Mediation Service in accordance of the commercial rules then in effect of the American Arbitration Association, and any award of such arbitration shall be final and binding upon the parties.

12. Term. This Agreement shall commence **OMITTED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST** and shall remain in full force and effect until **OMITTED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST**

13. Termination. This Agreement may be terminated under the following circumstances:

(a) Buyer may terminate this Agreement upon the occurrence of a Change of Control (as hereafter defined) affecting Buyer and the giving of written notice to Seller specifying a termination date of not less than 120 days following the date of such notice. For purposes of this Agreement, a “Change of Control” shall be deemed to have occurred upon the earliest of the following events: (i) upon the sale, transfer or other disposition, on a cumulative basis subsequent to the date of this Agreement, of equity securities representing interests sufficient to elect a majority of the board of directors or other persons responsible for the management or governance of Buyer or of Coinmach Service Corp., a Delaware corporation (“CSC”), the indirect parent of Buyer; (ii) upon any other occurrence after the date of this Agreement resulting in the ability of any person or group of persons not presently in control of Buyer or CSC to, directly or indirectly, exercise actual control over the direction and management of Buyer or CSC; or

(iii) the sale or other disposition of all or substantially all of the assets of Buyer or CSC; provided, however, that no Change of Control hereunder shall be deemed to have occurred as a result of the sale or issuance by Buyer or CSC of any class of equity securities in a transaction pursuant to a registration statement which has been declared effective by the U.S. Securities and Exchange Commission; or

(b) Buyer may terminate this Agreement (a) upon Seller’s default under or breach of this Agreement or (b) upon the occurrence of a default by Seller under any of its bank agreements, bond indentures or other debt agreements after not less than sixty (60) days advance written notice to Seller of such termination (provided that Seller shall be required to notify Buyer of any such default within ten (10) days of the occurrence thereof).

14. Notice. Except as otherwise provided herein, any notice required hereunder shall be in writing and shall be deemed to have been validly served, given, or delivered upon (a) deposit in the United States certified or registered mails, with proper postage prepaid, (b) deposit with a reputable overnight courier with all charges prepaid, or (c) delivery, if hand-delivered by messenger, all of which must be properly addressed to the party to be notified as follows:

If to Seller at:	Attn.: Chief Executive Officer
Alliance Laundry Systems LLC
Shepard Street
P. 0. Box 990
Ripon, WI 54971-0990

with a copy to:	Attn.: Senior Vice President Sales and Marketing
Alliance Laundry Systems LLC
Shepard Street
P. 0. Box 990
Ripon. WI 54971-0990

With a copy to:	Attn: Vice President Chief Legal Officer & Secretary
Alliance Laundry Systems LLC
Shepard Street
P. O. Box 990
Ripon, WI 54971-0990

If to Buyer at:	Coinmach Corporation
521 East Morehead St., Suite 590
Charlotte, N.C. 28202
Attn. Stephen R. Kerrigan

with a copy to:	Mayer, Brown, Rowe & Maw, LLP
1675 Broadway
New York, New York 10019-5820
Attn.: Ronald S. Brody, Esq.

or to such other address as each party may designate for itself by like notice.

15. Choice of Law. This Agreement shall be governed by the laws of the State of New York.

16. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives and assigns. This Agreement may not be assigned, transferred or otherwise conveyed by Buyer or Seller without the other party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or unduly delayed.

17. Counterparts Clause; Telecopy Execution. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of a manually executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile shall also deliver a manually executed counterpart of this Agreement, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

18. Future Acquisitions. Buyer may, in the future, acquire other route businesses from independent operators and operate such either under a new wholly-owned subsidiary (if, for example, such acquisition is structured as a stock purchase with the acquired corporation not thereafter being merged into one of the entities comprising Buyer) or under one of Buyer’s existing operating entities (if, for example, such acquisition is structured as an asset purchase). In the event that Buyer consummates any such future acquisitions and the cash consideration paid by Buyer does not exceed $50 million in the aggregate, Buyer or its applicable subsidiary shall remain entitled to the same benefits hereunder as if such person were a party, as an additional “Buyer,” to this Agreement, and in the event any acquisition results in a new wholly-owned or controlled subsidiary of Buyer and the cash consideration paid by Buyer in all prior acquisitions following the date hereof exceeds $50 million, Buyer shall cause such new subsidiary to execute an agreement, in form and substance satisfactory to Seller, adopting the terms of this Agreement as a “Buyer” hereunder and agreeing to be bound by all the terms and provisions hereof; provided, however, that the foregoing shall not require Buyer or any such new subsidiary to take any action that is prohibited by applicable law or is prohibited by, or would otherwise result in a default under or breach of, any agreement or instrument to which Buyer or such new subsidiary is a party and, provided further that, until such time as any such new subsidiary has adopted this Agreement, Buyer shall, subject to the foregoing, cause such new subsidiary to abide and be bound by the terms hereof in the same manner as if such new subsidiary were a party hereto. Notwithstanding the foregoing, in the event Buyer’s new subsidiary is already a party to a supply or similar agreement (exclusive of a supply agreement which was entered into by such new subsidiary in contemplation of Buyer’s acquisition or formation of such new subsidiary), Buyer is not bound to cause such new subsidiary (and such new subsidiary shall not be required) to execute an agreement adopting the terms of this Agreement or to abide and be bound by the terms hereof in any manner. Buyer shall use commercially reasonable efforts to obtain the cancellation or termination of any provision preventing a new subsidiary from becoming a party to this Agreement, provided that Buyer shall not be obligated to expend funds or take any other action adverse to Buyer’s interests in order to obtain such cancellation or termination, and further provided that upon the expiration of any such restrictive provision, Buyer shall, subject to the foregoing, cause such new subsidiary to join in and become a party to this Agreement. Notwithstanding any provision to the contrary herein, this Section 18 and the obligations of Buyer hereunder do not apply to and shall not give effect to for any purpose hereunder either of the two proposed acquisitions specifically identified to Seller by Buyer on or prior to the date hereof.

19. Incorporation of Schedules. All Exhibits and Schedules attached hereto are by this reference incorporated herein and made a part hereof for all purposes as fully set forth herein.

20. Section Headings. Section headings contained in this Agreement are for convenience and reference only and shall not be deemed a part of this Agreement.

21. Severability. If for any reason whatsoever, any one or more of the provisions of this Agreement shall be held or deemed to be inoperative, unenforceable or invalid as applied to any particular case or in all cases, such circumstances shall not have the effect of rendering such provision invalid in any other case or of rendering any of the other provisions of this Agreement inoperative, unenforceable or invalid.

22. Confidentiality. Each of Buyer and Seller shall maintain, and shall cause each of their respective employees and officers to maintain, the confidentiality of this Agreement and of all other confidential proprietary information concerning the parties hereto and their respective businesses which is obtained by either party in connection with the negotiation and performance of the transactions contemplated herein; provided, however, that each of Buyer and Seller, and their respective officers and employees, may disclose information concerning this Agreement or any other such non-public information to their respective external accountants and attorneys, or as may be required by any applicable law (including, without limitation, the reporting obligations of either Buyer or Seller under the Securities Act of 1933, the Securities Exchange Act of 1934, or the rules and regulations promulgated by the Securities and Exchange Commission), or by any order of any judicial or administrative proceeding. In addition, each of Buyer and Seller may disclose any such non-public information (i) pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceeding (whether or not having the force or effect of law), or (ii) to (a) any person providing financing to either such party hereto, (b) any rating agency or comparable body in connection with any financing provided to either party hereto, or (c) any prospective or actual successor or assignee of either party hereto, provided that each such person to whom disclosure is made pursuant to this clause (ii) is informed of the confidential nature of such information in a manner consistent with the practice of the party making such disclosure when such party is making disclosure of its own confidential or proprietary information to persons of a similar nature. The foregoing notwithstanding, each of Buyer and Seller agree that they shall use the information contained in this Agreement, and any other confidential proprietary information which they obtain concerning the other party, only for the purpose of performing their duties and obligations under this Agreement, and that they shall not use or exploit such information for their own benefit, or for the benefit of any other person, without the other party’s prior written consent.

Notwithstanding the foregoing, Buyer and Seller shall be responsible for any breach of this confidentiality provision by any of their respective representatives, agents, advisors or providers of financing. With respect to any information to be disclosed pursuant to applicable law, legal process or by any order of any judicial, regulatory or administrative proceeding, the disclosing party will promptly notify the non-disclosing party thereof and cooperate with the non-disclosing party to the extent legally permissible if such non-disclosing party should seek to obtain an order or other reliable assurance that confidential treatment will be accorded designated portions of the confidential information.

23. Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith (i) embody the complete agreement and understanding among the parties, and (ii) supersede and preempt any prior agreements (including the Existing Supply Agreement, which is hereby terminated and of no further force or effect), summaries of terms and conditions, understandings, or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. No waiver of any provision hereof shall be effective unless set forth by written instrument and executed by the parties hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

BUYER:		SELLER:

COINMACH CORPORATION,		ALLIANCE LAUNDRY SYSTEMS LLC,
a Delaware corporation		a Delaware limited liability company

By:	/s/ Stephan Kerrigan	By:	/s/ Jeffrey J. Brothers
Title:	CEO	Title:	Senior VP Sales & Marketing

EXHIBIT A

**OMITTED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST**

EXHIBIT B

**OMITTED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST**

EXHIBIT C

**OMITTED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST**